Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BIORESTORATIVE THERAPIES, INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF NOVEMBER, A.D. 2019, AT 10:04 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5663168 8100
SR# 20198052011

Authentication: 203992638
Date: 11-13-19

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BIORESTORATIVE THERAPIES, INC.

BIORESTORATIVE THERAPIES, INC., a Delaware corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, **DOES HEREBY CERTIFY**:

1. The name of the corporation (hereinafter called the "Corporation") is BioRestorative Therapies, Inc. The date of filing of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") with the Secretary of State of the State of Delaware was December 22, 2014 under the name "BioRestorative Therapies, Inc.", with an effective date of January 1, 2015.

2. The Certificate of Incorporation is hereby amended to change the capitalization of the Corporation by deleting the first sentence of Article FOURTH in its entirety and replacing it with the following sentence: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred twenty million (320,000,000), consisting of three hundred million (300,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock"), and twenty million (20,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock")."

3. The Certificate of Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, this 13th day of November, 2019.

BioRestorative Therapies, Inc.

By: /s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:04 AM 11/13/2019
FILED 10:04 AM 11/13/2019
SR 20198052011 - File Number 5663168

6859888.1